Exhibit 99.1

UNION PACIFIC EXPECTS EXTENDED OPERATIONAL IMPACT

FROM WESTERN STORM

FOR IMMEDIATE RELEASE:

OMAHA, Neb., January 13, 2005 -- Union Pacific announced today that damage from the massive storm that hit California and Nevada during the past week will reduce the company’s rail capacity between the Los Angeles Basin and points farther east by about one third for an extended period. While the company’s critical Sunset route between Los Angeles and El Paso, Texas, is now open and operating at capacity, two of the five main routes in and out of the Los Angeles Basin remain closed.

Track inspections on Wednesday, January 12 revealed that the line between Los Angeles and Salt Lake City, which goes through Las Vegas, is cut by flooding and mudslides at several points. The company estimates that it may take up to two weeks, or possibly more, to restore service on this line, and operations will be slowed for some time after that. Most of the damage is in the very narrow Caliente Canyon in Nevada, where all access roads were washed out and repair work will be very difficult. This line averages 25 trains per day and is one of the two primary east-west routes between Los Angeles and the Midwest.

The coastal route that runs north from Los Angeles to Oakland is cut in several places with debris from mudslides, and ocean tides eroded track support at other points. The company does not yet have an estimate for when this line will reopen. The tragic mudslide at La Conchita that has been so visible in the media is just above that rail line. This track normally handles about eight freight trains per day and a number of Amtrak and Metrolink trains as well.

Union Pacific has brought in additional managers and crews from other locations so that work can continue 24 hours a day to restore critical rail service. Additional contractors are also being mobilized. The company emphasized that it is taking every step to ensure that lines will reopen as soon as possible consistent with safe operations.

The company is able to reroute a number of trains, and the Burlington Northern Santa Fe railroad is allowing a few Union Pacific trains to operate over its line.

The company instituted embargoes to restrict traffic to and from a significant portion of its service area in California and around Las Vegas as of midnight on January 12, 2005. The company is working with its customers to ensure that critical shipments, where public health and safety is involved, will get priority handling.

Union Pacific is not able to estimate the financial impact of these service interruptions until all of the damage can be more fully assessed.

“We are facing great challenges in the wake of this severe weather in the West,” said Dick Davidson, chairman and chief executive officer of Union Pacific, “but it pales in comparison to the tragic loss of life and property people of the affected area are facing. Union Pacific’s employees are members of these communities and we have a long tradition of service to these areas. Our thoughts and prayers are with those dealing with the aftermath of this storm.”

For updates on the status of Union Pacific’s operations, specific information on the embargoes and a list of impacted locations and exceptions, please visit our Web site at: www.uprr.com/customers/embargo/index.shtml

For further information, contact John Bromley 402-544-3475.